Exhibit 10.41
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                        Officer Benefits
             UAL Corporation and United Air Lines, Inc.
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Travel Benefits
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Positive-space travel is provided on United for active and
retired officers of UAL and United and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each active officer to cover tax liability on up to $12,000 in value of travel benefits, and for retired officers on up to $6,000 in value of travel benefits. This benefit includes admission to United's Red Carpet Club. For purposes of this policy, officers who are also directors of UAL receive the benefits provided to directors.

Financial Advisory Services
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Financial advisory services are provided to designated officers of UAL and United. Reimbursement is limited to $7,000 in the first year the officer is admitted to the program, and to $4,000 per year thereafter. Unused reimbursements may be carried over and used in succeeding years.

Club Memberships
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Payment is made by United for the cost of social club memberships for designated officers. The Company does not pay dues for clubs which discriminate on the basis of race, sex, religion or national origin. Such memberships are authorized by the Chairman consistent with long-standing company policies.

Welfare Benefits
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All officers of UAL and United may elect "Split-Dollar" life insurance. Under the split-dollar program, officers receive whole life coverage equal to approximately three times base salary less $50,000. United and the officer share the responsibility for the premiums. United recovers its payments from the cash value of the policy. Officers also receive 24-Hour Accidental Death and Dismemberment (AD&D) insurance coverage which pays up to a $250,000 benefit upon the accidental death or dismemberment of the insured.

Officers are covered by a self-insured supplemental long term disability plan which provides a supplement to the Company's disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.

Company Cars
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The Chairman, President and five other senior officers are
entitled to the use of cars owned or leased by United.